Exhibit (d)(2)

LIMITED GUARANTEE

LIMITED GUARANTEE, dated April 16, 2012 (this “Limited Guarantee”), by each Person set forth on Schedule A attached hereto (each, a “Guarantor” and, collectively, the “Guarantors”), in favor of The Edelman Financial Group Inc., a Texas corporation (the “Guaranteed Party”).

BACKGROUND

The Guaranteed Party, Summer Holdings II, Inc., a Delaware corporation (“Parent”), and Summer Merger Sub, Inc., a Texas corporation (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), and the Company has conditioned its execution of the Merger Agreement upon Guarantors’ execution and delivery of this Limited Guarantee. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration, Guarantors, intending to be legally bound, hereby covenants and agrees as follows:

1.                  Limited Guarantee. Each Guarantor hereby unconditionally, absolutely and irrevocably guarantees, jointly and severally, to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual observance, performance and discharge of that portion of the obligations of Parent to pay (i) the Parent Termination Fee, if and when due, pursuant to Section 9.4(d) of the Merger Agreement, (ii) any additional amounts that may be payable by Parent pursuant to Section 9.4(e) of the Merger Agreement, (iii) any reimbursement of expense or indemnification of the Company that Parent may be obligated to provide pursuant to Section 7.9(b) of the Merger Agreement and (iv) any amount that may be payable by Parent or Merger Sub as monetary damages resulting from fraud (as determined by the final and nonappealable judgment of a court of law) pursuant to Section 9.3(b) of the Merger Agreement (collectively, and together with any amount payable pursuant to Section 20 of this Limited Guarantee, the “Guaranteed Obligations”). In furtherance of the foregoing, the Guarantors acknowledge that their aggregate liabilities hereunder shall extend to the full amount of the Guaranteed Obligations and that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against any Guarantors for the full amount of the Guaranteed Obligations, regardless of whether action is brought against Parent or any other Person liable with respect to the Guaranteed Obligations or whether Parent or any other Person is joined in any such actions or actions. Notwithstanding anything to the contrary herein, the Guarantors’ sole obligation with respect to the Merger Agreement and this Limited Guarantee is to guarantee the payment when due of the Guaranteed Obligations and the aggregate liability of the Guarantors under this Limited Guarantee shall not exceed the Guaranteed Obligations.

2.                  Nature of Limited Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the obligations of the Guarantors under this Limited Guarantee. In the event that any payment to the Guaranteed Party in respect of the Guaranteed Obligations is rescinded or otherwise returned, this Limited Guarantee shall continue to be effective, or be reinstated, as the case may be, and the Guarantor whose payment is rescinded or otherwise returned shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectability.

3.                  Changes In Guaranteed Obligations. Each Guarantor acknowledges that the Guaranteed Party may at any time and from time to time, without notice to or further consent of Guarantors, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent or any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent or any such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The obligations of the Guarantors hereunder are unconditional and absolute and, without limiting the generality of the foregoing, each Guarantor agrees that, except as set forth in this Limited Guarantee, its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by:

(a)                any failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub;

(b)               any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment to or modification of any of the terms or provisions of the Merger Agreement (in each case, to the extent effected in accordance with the terms of the Merger Agreement);

(c)                the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement;

(d)               any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub;

(e)                any change in the corporate existence structure or ownership of Parent or any other Person interested in the transactions contemplated by the Merger Agreement;

(f)                 the existence of any claim, set-off or other right which a Guarantor may have at any time against Parent or the Guaranteed Party whether in connection with the Guaranteed Obligations or otherwise; or

(g)                the adequacy of any other means the Guaranteed Party may have of obtaining payment of any of the Guaranteed Obligations.

Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent is relieved of all or any portion of the Guaranteed Obligations by the Company or in accordance with the terms of the Merger Agreement as determined by the final and nonappealable judgment of a court of law, each Guarantor shall be similarly relieved of its obligations under this Limited Guarantee. No

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payment or payments made by Parent, Merger Sub or any other guarantor or Person, or received or collected by the Guaranteed Party from Parent, Merger Sub or any other guarantor or Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, each of which shall, notwithstanding any such payment or payments, remain liable for the Guaranteed Obligations up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations are paid in full.

4.                  Certain Waivers. To the fullest extent permitted by applicable law, each Guarantor hereby expressly, unconditionally and irrevocably waives any and all rights or defenses arising by reason of any applicable law (including by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect) which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Limited Guarantee and acknowledges that this Limited Guarantee is continuing in nature and applies to all presently existing and future Guaranteed Obligations. Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (except for notices to be provided to Parent in accordance with the Merger Agreement), any right to require the marshalling of assets of Parent or Merger Sub, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Subsidiaries, defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee, each of the foregoing defenses being retained by each Guarantor). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Without limiting the foregoing, each Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:

(a)                any illegality or lack of validity or enforceability of any Guaranteed Obligation, the Merger Agreement or any related agreement or instrument;

(b)               the failure of any other Person to execute or deliver this Limited Guarantee or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(c)                any eventuality described in clauses (a) through (g) of Section 3 hereof.

Except for (a) the Company’s right to be paid (i) the Parent Termination Fee pursuant to Section 9.4(d) of the Merger Agreement, (ii) any additional amounts that may be payable by Parent pursuant to Section 9.4(e) of the Merger Agreement, (iii) any reimbursement of expense or indemnification of the Company that Parent may be obligated to provide pursuant to Section 7.9(b) of the Merger Agreement and (iv) any amount that may be payable by Parent or Merger Sub as monetary damages resulting from fraud (as determined by the final and nonappealable judgment of a court of law) pursuant to Section 9.3(b) of the Merger Agreement;

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(b) the Company’s right to seek specific performance pursuant to Section 10.16 of the Merger Agreement; or (c) claims against the Guarantors, Guarantor Affiliates for their own fraud, the Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Controlled Affiliates not to institute in the name of or on behalf of the Guaranteed Party or any other Person, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against any of the Guarantors or any Guarantor Affiliates (as defined below). Each Guarantor covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable, in whole or in part. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, any Person liable for any of the Guaranteed Obligations prior to proceeding against the Guarantors hereunder. For purposes of this Limited Guarantee, “Controlled Affiliate” of any Person means any affiliate that such Person directly or indirectly controls (within the meaning of Rule 12b-2 of the United States Securities and Exchange Act of 1934, as amended) and, for purposes of this Limited Guarantee, includes the directors and officers of such Person when acting in their respective capacities as such.

5.                  Right of Contribution. Each Guarantor hereby agrees that to the extent a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. The provisions of this Section shall in no respect limit the obligations and liabilities of any Guarantor to the Guaranteed Party, and each Guarantor shall remain liable to the Guaranteed Party for the full amount guaranteed by such Guarantor hereunder, subject to the limitation provided by the last sentence of Section 1 above.

6.                  No Waiver of Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by applicable law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

7.                  Representations. Each Guarantor, jointly and severally, hereby represents and warrants that:

(a)                there are no conditions precedent to the effectiveness of this Limited Guarantee that have not been satisfied or waived;

(b)               such Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the organizational power and authority and the legal right to execute and deliver, and to perform its obligations under, this Limited Guarantee;

(c)                the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the part of such Guarantor, and do not

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contravene, or result in a violation of any provision of the organizational documents of such Guarantor, or any Law, Order or contractual restriction applicable to such Guarantor or its assets;

(d)               this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity);

(e)                all consents, approvals, authorizations, permits or, filings with and notifications to any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made, and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee;

(f)                 there is no litigation or governmental proceeding pending, nor to the knowledge of such Guarantor, threatened, against any Guarantor which (i) if adversely determined could result in any material adverse change in the financial condition of such Guarantor, (ii) in any manner asserts the invalidity or unenforceability of this Limited Guarantee or (iii) in any way contests the existence, authority or powers of such Guarantor; and

(g)                each Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guarantee shall be available to Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

8.                  Continuing Guaranty. Unless terminated pursuant to this Section 8, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on each Guarantor, its successors and assigns until the Guaranteed Obligations have been indefeasibly paid, observed, performed and satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and no Guarantor shall have any further obligations under this Limited Guarantee as of the earliest of (a) the Effective Time, (b) the valid termination of the Merger Agreement in circumstances in which Parent would not be obligated to pay the Parent Termination Fee and (c) three months from the date of the valid termination of the Merger Agreement in circumstances where the Parent Termination Fee would be payable if the Guaranteed Parties have not made a claim in writing for payment of any Guaranteed Obligation to Parent or the Guarantors prior to such date. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Controlled Affiliates asserts in any litigation or other proceeding relating to this Limited Guarantee that the provisions of Section 1 hereof limiting the aggregate liability of the Guarantors pursuant to this Limited Guarantee to the amount of the Guaranteed Obligations or that any provisions of this Section 8 or of Section 9 are illegal, invalid or unenforceable in whole or in part, or, except with respect to (i) the Company’s right to be paid the Parent Termination Fee in accordance with the terms and conditions set forth in Section 9.4(d) of the Merger Agreement or (ii) the Company’s right to seek specific performance in accordance with the terms and conditions set forth in Section 10.16 of the Merger Agreement,

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asserts any theory of liability against the Guarantors, any Guarantor Affiliate or any Parent Affiliate with respect to the Merger Agreement, the Equity Commitment Letter or the transactions contemplated by the Merger Agreement other than liability for their own fraud or of Guarantors under this Limited Guarantee (as limited by the provisions hereof, including Section 1), then (A) the obligations of Guarantors under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (B) if the Guarantors have previously made any payments under this Limited Guarantee, they shall be entitled to have such payments refunded by the Guaranteed Party, and (C) neither the Guarantors nor any Guarantor Affiliate or Parent Affiliate shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the Merger Agreement, the Equity Commitment Letter, the transactions contemplated by the Merger Agreement or under this Limited Guarantee.

9.                  No Recourse. The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets and that no funds are expected to be contributed to Parent and Merger Sub unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Guarantors may be partnerships or limited liability companies, by its acceptance of the benefits of this Limited Guarantee, except in the case of fraud by the Guarantors, the Guaranteed Party acknowledges and agrees that it has no right of recovery whether or not under this Limited Guarantee or any documents or instruments delivered in connection herewith or any claim based on such obligations against, and no personal liability shall attach to, any of (a) the Guarantors or (b) the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or representatives of any of the Guarantors, Parent, Merger Sub or any former, current or future equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, affiliate or agent of any of the foregoing (collectively, but not including the Guarantors, Parent or Merger Sub, the “Guarantor Affiliates”), through the Guarantors, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against any of the Guarantors, any Guarantor Affiliate, or any Parent Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from (x) any of the Guarantors (but not any Guarantor Affiliates (including any general partner or managing member)) its obligations under and to the extent provided in this Limited Guarantee, subject to the limitations described herein, (y) any of the Guarantors or any Guarantor Affiliates for their own fraud and (z) if and to the extent the Company has specific performance rights pursuant to Section 10.16 of the Merger Agreement, any of the Guarantors’ (but not any Guarantor Affiliates’ (including any general partner or managing member)) respective obligations under the Equity Commitment Letter. Nothing set forth in this Limited Guarantee shall be construed to give to any Person (including any Person acting in a representative capacity) other than the Guaranteed Party any rights or remedies against any Person other than any of the Guarantors as expressly set forth herein.

10.              Release.

(a)                By its acceptance of this Limited Guarantee, the Guaranteed Party hereby covenants and agrees that: (i) neither the Guaranteed Party nor any of its subsidiaries or

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affiliates, and the Guaranteed Party agrees, to the maximum extent permitted by Law, none of its affiliates, members, securityholders or representatives, has or shall have any right of recovery under or in connection with the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right, it, to the maximum extent permitted by Law, hereby waives (on its own behalf and on behalf of each of the aforementioned Persons) each and every such right against, and hereby releases, each Guarantor and each of the former, current and future equity holders, controlling Persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners and representatives of each Guarantor, Parent and Merger Sub (collectively, but not including Parent or Merger Sub, the “Released Persons”), from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub (or any other Person) against any Released Person, or otherwise under any theory of law or equity (the “Released Claims”), other than the following claims (collectively, the “Reserved Claims”): (A) claims against each of the Guarantors pursuant to this Limited Guarantee for up to the amount of the Guaranteed Obligations, (B) claims against any Released Persons for their own fraud and (C) if and to the extent the Company has specific performance rights pursuant to Section 10.16 of the Merger Agreement, any of the Guarantors’ respective obligations under the Equity Commitment Letter; and (ii) recourse against each Guarantor under this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party against such Guarantor and the Guaranteed Party agrees, to the maximum extent permitted by Law, each of its affiliates, members, securityholders and representatives, against each Guarantor and each Released Person in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, and shall instruct its affiliates that are not Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against any Released Person except Reserved Claims.

(b)               For all purposes of this Limited Guarantee, pursuit of a claim against a Person by the Guaranteed Party or any of its subsidiaries or Controlled Affiliates shall be deemed to be pursuit of a claim by the Guaranteed Party. A Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such other Person, adds such other Person to an existing legal proceeding, or otherwise asserts a legal claim of any nature against such other Person.

(c)                The Guaranteed Party acknowledges that each Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 10. This Section 10 shall survive termination of this Limited Guarantee.

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11.              No Assignment. Neither the Guaranteed Party nor any of the Guarantors may assign its rights, interests or obligations hereunder to any other Person, including assignment by operation of law, without the prior written consent of the Guaranteed Party or each Guarantor, as the case may be; provided, however, that the Guarantors may assign their rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any Affiliate; provided, further, that, notwithstanding any other provision hereof, no assignment of any of the Guarantors’ rights, interests or obligations hereunder will relieve any Guarantor of any of its obligations hereunder.

12.              Notices. All notices and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission or electronic mail, when transmitted and receipt is confirmed. All notices to the Guarantors hereunder shall be delivered as set forth below or to such other address, facsimile number or email address as the Guarantors shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement:

If to the Guarantors:	c/o Lee Equity Partners, LLC 650 Madison Avenue New York, NY 10022 Attn: Joseph B. Rotberg Facsimile: (212) 906-4903 Email: jrotberg@thlcapital.com

with a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: Christopher Ewan
Attn: David N. Shine
Facsimile: (212) 859-4000
E-mail: christopher.ewan@friedfrank.com
E-mail: david.shine@friedfrank.com

If to the Guaranteed Party, as provided in the Merger Agreement.

13.              Governing Law and Consent to Jurisdiction.

(a)                This Limited Guarantee, including the validity hereof and the rights and obligations of the parties hereunder, all amendments and supplements hereto and the transactions contemplated hereby, and all actions or proceedings arising out of or relating to this Limited Guarantee, of any nature whatsoever, shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction.

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(b)               Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Limited Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guarantee and the rights and obligations hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum or lack of personal jurisdiction in respect of such dispute. Each of the parties hereto agrees that a judgment rendered in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14.              Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantors; provided, however, that the Guaranteed Party and the Company may disclose this Limited Guarantee and its terms to the extent, in such party’s reasonable discretion, such disclosure is required by Law, the applicable rules of any national securities exchange or by the U.S. Securities and Exchange Commission.

15.              Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in respect of any legal proceeding directly or indirectly arising out of, under or in connection with this Limited Guarantee, the Merger Agreement, or any transaction contemplated hereby or thereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) has considered the implications of this waiver, (iii) makes this waiver voluntarily and (iv) acknowledges that it and the other parties hereto have been induced to enter into this Limited Guarantee by, among other things, the mutual waivers and certifications in this Section 15.

16.              Entire Agreement. This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings and agreements, whether written or oral, between Parent and the Guarantors or any of their affiliates, on the one hand, and the Guaranteed Party and any of its affiliates, on the other hand, except for the Merger Agreement and the other agreements related thereto, including the Equity Commitment Letter.

17.              No Third Party Beneficiaries. Except for the rights of the Released Persons under Section 10, the parties hereby agree that their respective representations, warranties and

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covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

18.              Amendment. Neither this Limited Guarantee nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by each of the Guarantors and the Guaranteed Party. The observance of any provision of this Limited Guarantee may be waived only if the Guarantors and the Guaranteed Party consent to such waiver in writing.

19.              Severability. Any term or provision of this Limited Guarantee that is invalid, illegal or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

20.              Costs of Enforcement. The Guarantors agree that, promptly following a final and nonappealable judgment of a court of law that a Guarantor has failed to fully pay and perform its obligations hereunder when due, they shall reimburse all reasonable out-of-pocket expenses paid or incurred (including reasonable fees and expenses of counsel) by the Guaranteed Party in endeavoring to collect all or any part of the Guaranteed Obligations from the Guarantors or in prosecuting any action against such Guarantor in connection with the enforcement hereof, in each case as a result of such Guarantor failing to fully pay and perform its obligations hereunder when due.

21.              Counterparts. This Limited Guarantee may be executed and delivered (including by electronic mail, facsimile transmission and/or exchange of signatures in “pdf” or other electronic format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

22.              Interpretation. All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Limited Guarantee as of the date first above written.

GUARANTORS:

LeP Summer Holdings, LLC

By: /s/ Joseph B. Rotberg
Name: Joseph B. Rotberg
Title: Chief Financial Officer

Lee Equity Partners Fund, L.P.

By: /s/ Joseph B. Rotberg
Name: Joseph B. Rotberg
Title: Chief Financial Officer

Lee Equity Strategic Partners Fund, L.P.

By: /s/ Joseph B. Rotberg
Name: Joseph B. Rotberg
Title: Chief Financial Officer

Lee Equity Strategic Partners Fund (Offshore), L.P.

By: /s/ Joseph B. Rotberg
Name: Joseph B. Rotberg
Title: Chief Financial Officer

[Signature page to Limited Guarantee]

GUARANTEED PARTY:

THE EDELMAN FINANCIAL GROUP Inc.

By: /s/ George L. Ball
Name: George L. Ball
Title: Co-Chief Executive Officer

[Signature page to Limited Guarantee]

Schedule A

Guarantors
LEP Summer Holdings, LLC
Lee Equity Partners Fund, L.P.
Lee Equity Strategic Partners Fund, L.P.
Lee Equity Strategic Partners Fund (Offshore), L.P.

A-1